Exhibit 99.1

Kevin J. Brown
Vice President & Chief Financial Officer
(937) 225-3335

ROBBINS & MYERS REPORTS
THIRD QUARTER FISCAL 2005 RESULTS

DAYTON, OHIO, June 29, 2005 . . . Robbins & Myers, Inc. (NYSE:RBN) announced today its financial results for the third quarter of fiscal 2005, ended May 31, 2005. For the third quarter of fiscal 2005, the Company reported net income per share of $0.14, including restructuring expenses of $0.06 per share, or income of $0.20 per share on a pre-restructuring basis.

Fiscal 2005 third quarter sales of $157.6 million were $5.1 million higher than in the third quarter of fiscal 2004. Foreign currency exchange rates, principally the euro, favorably impacted third quarter sales. On a constant dollar basis, sales declined $0.7 million in the current quarter when compared with the comparable prior year period. Earnings before interest and taxes (“EBIT”) were $7.7 million in the third quarter of fiscal 2005 and were $9.4 million in the same period of fiscal 2004. Cost savings of $3.2 million from the previously announced Pharmaceutical segment restructuring program helped to mitigate profit shortfall associated with price reductions and a sales volume decline in the Pharmaceutical segment. In addition, during the quarter $1.2 million was spent restructuring the Pharmaceutical business. Fiscal 2005 third quarter net income was $2.1 million versus $3.8 million in the comparable prior year period. Diluted income per share was $0.14 in the third quarter of fiscal 2005 and $0.26 in the comparable prior year period.

For the nine months ended May 31, 2005, sales increased to $435.7 million, an increase of $8.5 million over the same period in fiscal 2004. Foreign currency exchange rates favorably impacted nine month sales. On a constant dollar basis, sales declined by $6.7 million in the current nine months when compared with the same period of fiscal 2004. Through the first nine months of fiscal 2005, EBIT of $13.5 million was $7.8 million lower than in the comparable prior year period. The decline in EBIT is due to the Pharmaceutical business segment restructuring costs, margin deterioration in the Pharmaceutical sector, and the currency adjusted sales decline. Cost savings associated with restructuring actions taken in the Company’s Pharmaceutical business segment partially offset these factors. For the nine months of 2005, the Company reported income per share of $0.04, which included restructuring costs of $0.34 per share, or income per share of $0.38 on a pre-restructuring basis.

Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc., stated, “Orders received in the Pharmaceutical segment were clearly a disappointment in the third quarter. Currency adjusted orders in this segment were $17.4 million below the same period last year, driven in large part by continued weakness in the end-markets served by both Reactor Systems and Romaco. Sales in the current quarter were fairly flat with the prior year period as currency changes offset a real decline of 5%

in volume. The third quarter’s cost reductions of $3.2 million were not enough to offset profit declines due to the currency adjusted volume decline, competitive pricing pressure impacting margins, and restructuring expenses in the quarter of $1.2 million.”

Mr. Wallace further stated, “Given the consolidation that has taken place in the Pharmaceutical industry, our restructuring program was a timely and an appropriate adjustment to market conditions. The restructuring has gone extremely well. We have reduced our fixed cost without disrupting the business, and we have been able to monetize a number of underutilized facilities. During the quarter, we were able to sell another facility for $4.5 million, bringing the year to date proceeds from land and building sales to $8.1 million. In addition, we have another facility located in Mexico that we plan to sell as early as the next quarter.”

Third quarter fiscal 2005 revenue and EBIT in the Industrial segment declined by 1.9% and 30.2% respectively, compared with the prior year. EBIT was lower than in the prior year due to lower sales volumes and inflationary cost increases. Order rates have improved in the chemical processing markets; yet, the municipal wastewater treatment market has been soft.

The Energy segment’s third quarter sales and EBIT were strong and increased by 19.4% and 25.5%, respectively, compared with the third quarter of the prior year. This segment continues to operate at record levels, with higher oil and gas prices fueling new investments in exploration and recovery. The outlook for the Energy segment remains positive due to the price of oil, drilling rig count and anticipated increases in maintenance capital spending during 2005.

Mr. Wallace commented, “The outlook in the Pharmaceutical Segment is mixed. We have a significant number of active inquiries in packaging and secondary processing that we anticipate will turn into orders. In primary reactor systems, however, major investments by customers seem to be slow in developing. We have a very strong presence in the markets we serve, and believe that we are seeing the major inquiries that develop in the market. As a result, the problems we face are soft end-markets, and we will benefit from the recent restructuring programs as markets improve.”

Concerning the other business units, Wallace stated, “The Energy Systems business should continue to run at record levels. While this has been a cyclical business, there is nothing on our horizon that causes us concern at this time. Our Industrial business will benefit from a more active chemical processing end-market, along with cost improvements that have been made in the business. Robbins & Myers is committed to reducing complexity and implementing operational improvements across the business while maintaining focus on serving its customers.”

Mr. Wallace also commented, “Due to the third quarter’s weakness in Pharmaceutical orders, we have adjusted our guidance for the year to $0.63 to $0.68 per share. While we are optimistic that we have hit the bottom in this industry downturn and that many of the active inquiries will convert to orders in the next quarter, the lead-time associated with many of the projects will make it difficult to book and ship in the fourth quarter at the rate we had anticipated.”

Mr. Wallace also noted, “On May 19, 2005, we announced that we were involved in preliminary discussions with other parties that may or may not lead to a significant disposition of our Romaco business unit in the Pharmaceutical sector and had hired an investment banker to assist us in those discussions. The discussions are continuing with a number of parties. No agreement has been reached with any party relating to the purchase of our Romaco business units and there can be no assurance that any such agreement can be concluded.”

In this release the Company refers to various non-GAAP measures. Earnings and earnings per share excluding special items are non-GAAP financial measures. The Company believes these measures are helpful to investors in assessing the Company’s ongoing performance of its underlying businesses before the impact of special items on its financial performance. In addition, these non-GAAP measures provide a comparison to our previously announced earnings guidance which excluded these special items. Earnings and earnings per share before special items reconcile to earnings presented according to GAAP as follows:

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31
(in thousands, except per share data)	2005	2004	2005	2004
Net income	$2,114	$3,814	$624	$6,273

Plus special items, net of tax:
Inventory write-offs included in cost of sales	185	0	650	0
Pharmaceutical segment restructuring charges	595	0	4,248	0
CEO retirement charges	0	0	0	896

Net Income before special items	$2,894	$3,814	$5,522	$7,169

Diluted earnings per share	$0.14	$0.26	$0.04	$0.43

Plus special items:
Inventory write-offs included in cost of sales	0.01	0.00	0.04	0.00
Pharmaceutical segment restructuring charges	0.05	0.00	0.30	0.00
CEO retirement charges	0.00	0.00	0.00	0.07

Diluted earnings per share before special items	$0.20	$0.26	$0.38	$0.50

DIVIDEND / ANNUAL MEETING OF SHAREHOLDERS
Robbins & Myers’ Board of Directors approved the regular quarterly dividend payment of $.055 per share for the third quarter of FY-2005. Shareholders of record as of July 11, 2005 will receive payment on July 29, 2005. The Board of Directors also approved changing the date of the Annual Meeting of Shareholders to January 11, 2006.

CONFERENCE CALL & WEB CAST
Robbins & Myers, Inc. has scheduled a conference call and webcast for 11:00 a.m., EDT on Thursday, June 30, 2005, to review the third quarter 2005 results. Interested persons should go to the Company’s website at www.robbinsmyers.com approximately ten minutes prior to the start of the call and follow the instructions to view the web cast presentation. Replays will be available at the website and a telephonic replay will be available for one week beginning at 1:00 p.m. EDT June 30, by dialing 888-286-8010 in the U.S. and entering ID # 93233146.

Robbins & Myers, Inc. is a leading global supplier of highly-engineered, application-critical equipment and systems to the global pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio the Company maintains manufacturing facilities in 15 countries.

In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “estimates,” and similar expressions. These statements reflect the Company’s expectations at the time this release was issued. Actual events and results may differ materially from those described in the forward-looking statements. Among the factors that could cause material differences are a significant decline in capital expenditures in specialty chemical and pharmaceutical industries, a major decline in oil and natural gas prices, foreign exchange rate fluctuations, the impact of Sarbanes-Oxley section 404 procedures, work stoppages related to union negotiations, customer order cancellations, the ability of the Company to comply with the financial covenants and other provisions of its financing arrangements, the ability of the Company to realize the benefits of its restructuring program in its Pharmaceutical segment, including the receipt of cash proceeds from the sale of excess facilities and general economic conditions that can affect demand in the process industries. The Company undertakes no obligation to update or revise any forward-looking statement.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
     (Unaudited)

(in thousands)	May 31, 2005	August 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$6,723	$8,640
Accounts receivable	124,560	128,571
Inventories	119,058	107,478
Other current assets	7,196	7,794
Deferred taxes	8,154	7,901

Total Current Assets	265,691	260,384

Goodwill & Other Intangible Assets	327,756	322,935
Other Assets	11,184	10,216
Property, Plant & Equipment	135,358	139,707

	$739,989	$733,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$57,803	$61,540
Accrued expenses	91,979	93,035
Current portion of long-term debt	15,506	8,333

Total Current Liabilities	165,288	162,908

Long-Term Debt — Less Current Portion	170,276	173,369
Deferred Taxes	4,725	4,329
Other Long-Term Liabilities	89,265	89,524
Shareholders’ Equity	310,435	303,112

	$739,989	$733,242

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
      (Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
(in thousands, except per share data)	2005	2004	2005	2004
Sales	$157,584	$152,464	$435,669	$427,163
Cost of sales	106,548	101,529	296,861	287,681

Gross profit	51,036	50,935	138,808	139,482
SG&A expenses	41,732	40,929	116,721	114,938
Amortization expense	669	601	1,873	1,918
Other	944	0	6,743	1,378

Income before interest and income taxes	7,691	9,405	13,471	21,248
Interest expense	3,599	3,521	10,827	10,861

Income before income taxes and minority interest	4,092	5,884	2,644	10,387
Income tax expense	1,514	2,060	979	3,636
Minority interest	464	10	1,041	478

Net income	$2,114	$3,814	$624	$6,273

Net Income Per Share:
Basic	$0.14	$0.26	$0.04	$0.43
Diluted	$0.14	$0.26	$0.04	$0.43

Weighted Average Common Shares Outstanding:
Basic	14,650	14,496	14,590	14,465
Diluted	16,472	16,309	16,413	16,279

Orders	$147,704	$154,539	$454,613	$457,434

Backlog	$132,999	$143,808	$132,999	$143,808

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
      (Unaudited)

	Three Months Ended			Nine Months Ended
	May 31,		May 31,	May 31,		May 31,
(in thousands)	2005		2004	2005		2004
Sales
Pharmaceutical	$88,886		$89,075	$242,242		$250,711
Industrial	32,088		32,725	94,831		92,286
Energy	36,610		30,664	98,596		84,166

Total	$157,584		$152,464	$435,669		$427,163

Income Before Interest and Income Taxes (EBIT)
Pharmaceutical	$596	(1)	$3,875	($5,355	)(1)	$7,509
Industrial	1,599		2,290	4,885	(2)	5,668
Energy	8,803		7,017	24,210		19,842
Corporate and Eliminations	(3,307)		(3,777)	(10,269)		(11,771	)(3)

Total	$7,691		$9,405	$13,471		$21,248

Depreciation and Amortization
Pharmaceutical	$2,262		$2,512	$6,831		$7,769
Industrial	1,104		1,135	3,166		3,336
Energy	1,500		1,431	4,093		4,095
Corporate and Eliminations	400		430	1,192		1,243

Total	$5,266		$5,508	$15,282		$16,443

Orders
Pharmaceutical	$76,969		$90,469	$254,198		$273,175
Industrial	35,075		34,844	99,005		97,715
Energy	35,660		29,226	101,410		86,544

Total	$147,704		$154,539	$454,613		$457,434

Backlog
Pharmaceutical	$97,793		$111,506	$97,793		$111,506
Industrial	27,081		27,602	27,081		27,602
Energy	8,125		4,700	8,125		4,700

Total	$132,999		$143,808	$132,999		$143,808

(1)	Includes costs of $1,237,000 in the quarter ended May 31, 2005, and costs of $7,537,000 in the nine months ended May 31, 2005 related to the restructuring of our Romaco and Reactor Systems businesses.

(2)	Includes costs of $237,000 related to the sale of facilities in our Industrial Segment.

(3)	Includes costs of $1,378,000 related to the retirement of our former President and CEO.

Note:	All known adjustments have been reflected in this report, but the information is subject to annual audit and year-end adjustments which are estimated to be insignificant.